Exhibit 10.7

FIRST AMENDMENT

TO

SEVENTH AMENDED AND RESTATED OWENS-ILLINOIS, INC.
LONG-TERM SAVINGS PLAN

WHEREAS, Owens-Illinois, Inc. (the “Employer”) heretofore adopted the Owens- Illinois, Inc.  Long-Term Savings Plan (the “Plan”); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan to allow maximum Employer matching contributions not to exceed five percent (5%) of eligible compensation for participants working in certain locations and to confirm that for participants working at all other locations Employer matching contributions may not exceed four percent (4%) of eligible compensation; and

WHEREAS, the Employer desires to provide for automatic deferrals equal to four percent (4%) of eligible compensation with annual automatic increases equal to one percent (1%) for the Windsor, Colorado and Kalama, Washington locations; and

WHEREAS, the Employer desires to amend the Plan to increase the Employer Base Contribution provided to participants at the Windsor, Colorado and Kalama, Washington locations;

NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2016:

1.             Section 4.1 is amended in its entirety to read as follows (new language is shown in italics and deletions in ~~strikethrough~~):

“ELECTIVE DEFERRALS

(a)                                 Elections.  A Participant may elect to defer a portion of his Compensation for a Plan Year on a pre-tax basis.  The amount of a Participant’s Compensation contributed in accordance with the Participant’s election shall be withheld by the Employer from the Participant’s Compensation on a ratable basis throughout the Plan Year.  For purposes of making elective deferrals pursuant to this Section, only Compensation earned while eligible to make such deferrals shall be considered.  The amount deferred on behalf of each Participant shall be contributed by the Employer to the Plan and allocated to the portion of the Participant’s Account consisting of pre-tax contributions.

Subject to the provisions of Section 4.6, each Participant may elect to contribute from one percent (1%) to eighty percent (80%) of such Participant’s Compensation as pre-tax contributions.

~~Notwithstanding the foregoing, any Employee hired on or after March 15, 2011 by the Owens-Brockway Glass Container, Inc. — Windsor, CO location, upon first becoming eligible to participate in the Plan pursuant to Section 3.1, who fails to affirmatively make any deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer three percent (3%) of his Compensation as a pre-tax contribution (“deemed elective deferral”).  The Administrator shall provide to each Employee a notice of his right to receive the amount of the deemed elective deferral in cash and his right to increase or decrease his rate of elective deferrals.  The Administrator shall also provide each such Employee a reasonable period to exercise such right before the date on which the cash is currently available.~~

~~Following the Participant’s initial deemed elective deferral (within the meaning of the preceding paragraph), unless the Participant otherwise elects in accordance with the rules and procedures established by the Administrator, the Participant’s deemed elective deferral rate shall be increased by one percent (1%) annually (to a maximum of eight percent (8%)) in accordance with rules and procedures established by the Administrator.~~

(b)                                 Deemed Deferrals.  Notwithstanding the foregoing, any Employee hired on or after March 15, 2011 and prior to January 1, 2016 by the Owens-Brockway Glass Container, Inc. — Windsor, CO location, upon first becoming eligible to participate in the Plan pursuant to Section 3.1, who fails to affirmatively make any deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer three percent (3%) of his Compensation as a pre-tax contribution (“deemed elective deferral”).  Any Employee hired on or after January 1, 2016 by the Owens-Brockway Glass Container, Inc. — Windsor, CO location or the Owens-Brockway Glass Container, Inc. Kalama, WA location, upon first becoming eligible to participate in the Plan pursuant to Section 3.1, who fails to affirmatively make any deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer four percent (4%) of his Compensation as a pre-tax contribution (“deemed elective deferral”).  The Administrator shall provide to each Employee a notice of his right to receive the amount of the deemed elective deferral in cash and his right to increase or decrease his rate of elective deferrals.  The Administrator shall also provide each such Employee a reasonable period to exercise such right before the date on which the cash is currently available.

Following the Participant’s initial deemed elective deferral (within the meaning of the preceding paragraph), unless the Participant otherwise elects in accordance with the rules and procedures established by the Administrator, the Participant’s deemed elective deferral rate shall be increased by one percent (1%) annually (to a maximum of twenty percent (20%)) in accordance with rules and procedures established by the Administrator.

(c)                               Deemed Deferrals — Active Participants.  Any Employee at the Owens- Brockway Glass Container, Inc. — Windsor, CO location or the Owens- Brockway Glass Container, Inc. Kalama, WA location hired before January 1, 2016, who, as of April 1, 2016, satisfies the eligibility requirements of Article Three and does not have a contribution election of at least four percent (4%), shall be deemed to have elected on April 1, 2016 to defer four percent (4%) of his Compensation as a pre-tax contribution.

Following the April 1, 2016 deemed elective deferral (within the meaning of the preceding paragraph), unless the Participant otherwise elects in accordance with the rules and procedures established by the Administrator, the Participant’s deemed elective deferral rate shall be increased by one percent (1%) annually (to a maximum of twenty percent (20%)) in accordance with rules and procedures established by the Administrator.

Notwithstanding anything to the contrary in this Section 4.1(c), an Employee shall not be deemed to have elected to contribute pursuant to this Section 4.1(c) if he has affirmatively made an election between October 1, 2015 and March 31, 2016 not to contribute to the Plan.

(d)                                 Changes in Election.  A Participant may prospectively elect to change or revoke the amount (or percentage) of his elective deferrals during the Plan Year by filing a written election with the Employer, or via such other method as permitted by applicable law.

(e)                                  Limitations on Deferrals.  Except to the extent permitted under Section 4.1(~~e~~f), no Participant shall be permitted to make elective deferrals during any taxable year in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year.

(f)                                    Administrative Rules.  All elections made under this Section 4.1, including the amount and frequency of deferrals, shall be subject to the rules of the Administrator which shall be consistently applied and which may be changed from time to time.

(g)                                 Catch-up Contributions.  All Participants who are eligible to make elective deferrals under Section 4.1(a) and who have attained age fifty (50) before the close of the taxable year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code.  The dollar limit on catch-up contributions under Section 414(v)(2)(B)(i) of the Code is $5,500 for taxable years beginning in 2014, as adjusted by the Secretary of the Treasury for cost-of-living increases under Section 414(v)(2)(C) of the Code.

Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Section 402(g) and 415 of the Code.  The Plan shall not be treated as failing to satisfy the requirements of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 402A, 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

2.             Section 4.2(a) is amended to read as follows (new language is shown in italics and deletions in strikethrough):

“Employer Matching Contributions.  For each payroll period, the Employer may contribute to the Plan, on behalf of each Participant, a discretionary matching contribution in an amount determined by the formula applicable to the Participant’s Employer as set forth in Appendix B attached hereto and incorporated by reference herein; provided, however, that the amount of such Employer matching contribution for any Participant in a Plan Year shall not exceed four percent (4%) ~~(up to 100%)~~ of the Participant’s Compensation for the period during which elective deferrals are made by the Participant.  Notwithstanding the preceding, effective January 1, 2016, for any Participant employed by an Employer at a location listed on Appendix B-l, the amount of the Employer matching contribution for such Participant in a Plan Year shall not exceed five percent (5%) of the Participant’s Compensation for the period during which elective deferrals are made by the Participant.  The Employer’s board of directors may also determine to suspend or reduce its contributions under this Section for any Plan Year or any portion thereof.  Allocations under this Section shall be subject to the special rules of Section 13.3 in any Plan Year in which the Plan is a Top-Heavy Plan (as defined in Section 13.2(b)).  Any matching contribution made under this subsection (a) shall be made in the form of Employer stock.

3.             Effective January 1, 2016, Appendix B, with respect to the Owens-Brockway Glass Container, Inc., Windsor, CO location, shall be amended to read as follows (new language is shown in italics and deletions in ~~strikethrough~~):

Employer	Locations	Group	Union	Company Matching Contribution as a Percent of Annual Compensation
Owens-Brockway Glass Container, Inc.	Windsor, CO	Hrly	N/A	For periods prior to January 1, 2016: 50% of the first 8% of Compensation deferred under Section 4.1. See Appendix B-1 for periods beginning on and after January 1, 2016

4.             A new Appendix B-l is added to the Plan to read as follows:

APPENDIX B-l
OWENS-ILLINOIS, INC.
LONG-TERM SAVINGS PLAN

Company Matching Contributions
Not to exceed five percent (5%) of Annual Compensation

As of January 1,2016

Employer	Locations	Group	Union	Company Matching Contribution as a Percent of Annual Compensation
Owens-Brockway Glass Container, Inc.	Windsor, CO	Hrly	N/A	50% of the first 10% of Compensation deferred
Owens-Brockway Glass Container, Inc.	Kalama, WA	Hrly	N/A	50% of the first 10% of Compensation deferred

5.             Effective January 1, 2016, Appendix C of the Plan is amended to increase Employer Base Contributions from 2% to 3% and to add the Owens-Brockway Glass Container, Inc. Kalama, WA location, to read as follows:

Employer	Locations	Group	Employer Base Contribution
Owens-Brockway Glass Container, Inc.	Windsor, CO	Hrly	3%
Owens-Brockway Glass Container, Inc.	Kalama, WA	Hrly	3%

6.             Except as herein above amended, the provisions of the Plan shall continue in full force and effect.